Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     AGREEMENT dated as of July 24, 2007 between 3D Systems Corporation, a Delaware corporation (“3D Systems”), and Abe N. Reichental (“Reichental”).
     WHEREAS, 3D Systems and Reichental are parties to an employment agreement dated September 16, 2003 and accepted on September 19, 2003 (the “Existing Agreement”) pursuant to which Reichental acts as President, Chief Executive Officer and a member of the Board of Directors of 3D Systems; and
     WHEREAS, 3D Systems and Reichental desire to amend the Existing Agreement to bring the Existing Agreement into documentary compliance with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended, and to reflect certain additional matters to which the parties have agreed with the approval of the Compensation Committee of the Board of Directors;
     NOW, THEREFORE, in consideration of the mutual agreements of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1.     The second paragraph of the Existing Agreement shall be and is amended in its entirety to read as follows:
“The compensation package includes an initial annual base salary of $450,000, paid in biweekly increments of $17,307.69. You will receive such annual increases in salary as the Compensation Committee of the Board of Directors, in its sole discretion, shall determine. As of the date of the First Amendment to this Agreement, your annual base salary is $550,000.
“You will also receive an incentive compensation plan, based upon performance, with a target bonus of $250,000 per year, subject to a maximum potential bonus equal to 100% of base salary. You agree that all incentive compensation that has been awarded to you through the date of the First Amendment to this Agreement satisfies the terms of the Existing Agreement.
“As of the date of the First Amendment to this Agreement and until modified with the approval of the Compensation Committee of the Board of Directors, your compensation package will include an incentive compensation plan, based upon performance, with a base target bonus equal to 100% of base salary, subject to a maximum potential bonus equal to 150% of base salary determined in accordance with annual incentive compensation programs approved by the Compensation Committee from time to time. The bonus will be based upon the attainment of financial and personal objectives approved and established by the Board of Directors or the Compensation Committee of the Board. Unless otherwise agreed, those financial objectives will be the same objectives as the Board or the Compensation Committee establishes on an annual basis from time to time with respect to other executive officers of 3D Systems in general and, unless otherwise determined by the Board or the Compensation Committee with respect to all executive officers in general, will constitute 55% of your annual bonus objectives. Your personal bonus objectives each year will be established in consultation with the Compensation Committee of the Board of Directors and be subject to the approval of the Board or the Compensation Committee. All bonus awards will be subject to the approval of the attainment of those objectives by the Board or the Compensation Committee, and you will have no right to receive any bonuses except to the extent they have been so approved following the attainment of those objectives for the year in question. Annual bonus awards will be paid within 90 days after they have been approved by the Board or Compensation Committee.”
     2.     The fourth paragraph of the Existing Agreement, relating to relocation expenses, shall be and is amended in its entirety to read as follows:
“For a period of 12 months after the effective date of the First Amendment to this Agreement, 3D Systems will pay you a $2,000 monthly housing allowance as an alternative to relocation expenses associated with your relocation to Charlotte, North Carolina, or its environs, so that you may arrange for unfurnished living quarters in the Charlotte metropolitan area. This housing allowance will be subject to review by the Compensation Committee following the first anniversary of its effective date.”
     3.     Clause (b) of the second sentence of the seventh paragraph of the Existing Agreement shall be and is amended in its entirety to read as follows:
“(b) whether or not you have obtained or could obtain other employment, two years of your then current base salary, in the total sum of at least $900,000, payable as a bi-weekly continuation payment at the rate of at least $17,307.69, together with a bonus with respect to the year of termination equal to a pro-rated amount of the bonus you would have received for that year pursuant to the incentive compensation plan described above, based on the annualized performance of the company up to the date of termination, determined and payable according to the incentive compensation plan, and”
     4.     The following sentences shall be and are added to the end of the eighth paragraph of the Existing Agreement:

“You acknowledge that, with your approval, 3D Systems has not obtained that supplementary disability insurance policy as of the date of the First Amendment to this Agreement. In the event that you obtain such insurance at your own expense, 3D Systems will, effective on the date such policy is issued, increase your base salary by $5,000 per year.”
     5.     A new paragraph shall be and is inserted immediately before the final paragraph of the Existing Agreement to read as follows:
“This agreement, as amended, is intended to comply with Section 409A of the Internal Revenue Code, as amended, and the rules and regulations thereunder. Notwithstanding any provision herein to the contrary, this agreement shall be interpreted, operated and administered consistent with this intent. In that regard, any payments required by this agreement in connection with your termination of employment shall not be made earlier than six (6) months after the date of termination to the extent required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code.”
     6.     Except as expressly amended hereby, the terms of the Existing Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

3D SYSTEMS CORPORATION
By:	/s/ G. Walter Loewenbaum, II
Title:	Chairman of the Board

/s/ Abe N. Reichental
Abe N. Reichental